Exhibit 99.1

Arno Therapeutics Reports Progress in Development of Clinical Biomarkers to Support Treatment of Breast
Cancer with Onapristone

Flemington, NJ – November 9, 2012 – Arno Therapeutics, Inc. (OTCBB: ARNI) today reported progress in its clinical biomarker program to develop a companion diagnostic with onapristone in the treatment of breast and other cancers. Onapristone is the company’s investigational progestin receptor antagonist that has demonstrated anti-tumor activity in preclinical and clinical studies of hormone-dependent tumors.

In a series of preclinical investigations, 10 different breast cancer and endometrial cancer cell lines where characterized for hormone receptor status and the effect of various hormones and growth factors on proliferation and progesterone receptor status. The effect of onapristone in the various culture conditions was tested. Cancer cell lines which express the activated form of the progesterone receptor (APR) were found to respond to treatment with onapristone while cell lines which did not express the APR did not respond to onapristone treatment. The findings were reported in a poster presentation today at the 24th European Organization for Research and Treatment of Cancer symposium on Molecular Targets and Cancer Therapeutics in Dublin, Ireland (abstract #473).

Glenn Mattes, Arno’s President and Chief Executive Officer, stated, “The identification of activated progesterone receptors that may be predictive of onapristone’s potential efficacy is extremely encouraging because it takes us one step closer to the development of a clinical biomarker that may determine which patients with breast, endometrial and other cancers respond best to treatment with onapristone. This preclinical work complements our ongoing research activities to identify APRs in patient tumors, which will be presented at the San Antonio Breast Cancer Symposium this December, and further enhances potential collaborations to develop the companion diagnostic. We look forward to advancing this important research as we pursue the clinical development of onapristone in a variety of tumor types.”

About Arno Therapeutics

Arno Therapeutics is a clinical-stage biopharmaceutical company developing innovative products for the treatment of cancer. Arno has exclusive worldwide rights to develop and market three innovative clinical-stage anti-cancer product candidates with unique mechanisms of action. These compounds are in preclinical or clinical testing as potential best- or first-in-class products to treat hematologic malignancies and solid tumors. For more information about the company, please visit www.arnothera.com.

Forward-Looking Statements: This press release contains forward-looking statements that involve substantial risks and uncertainties. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements regarding the potential for onapristone to APR-positive cancers, the timing, progress and anticipated results of the clinical development of onapristone, Arno’s ability to identify a collaborator with which to develop a companion diagnostic for onapristone, Arno’s ability to fund the development of onapristone to completion, as well as Arno’s strategy, future operations, outlook, milestones, future financial position, future financial results, plans and objectives. We may not actually achieve these plans, intentions or expectations and Arno cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make. Such factors include, among others, risks that the results of clinical trials will not support our claims or beliefs concerning the effectiveness of onapristone or any of our other product candidates, our ability to finance the development of our product candidates, regulatory risks, and our reliance on third party researchers and other collaborators. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Arno is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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Contact:	Glenn Mattes

Arno Therapeutics, Inc.

(862) 703-7176

gm@arnothera.com